EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 27, 2004, (except for Note 15. for which the date is September 15, 2004) accompanying the financial statements included in the Annual Report of Venture Catalyst Incorporated on Form 10-KSB for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report of Venture Catalyst Incorporated in the Registration Statements on Form S-8 (File Nos. 333-19743, effective January 14, 1997, 333-19745, effective January 14, 1997, 333-19747, effective January 14, 1997, 333-44179, effective January 13, 1998, 333-82169, effective July 2, 1999, 333-47152, effective October 2, 2000 and 333-55434, effective February 12, 2001).

/s/    GRANT THORNTON LLP

Irvine, California

August 27, 2004